Exhibit 99.1

NEWS

NEWS

NEWS

One Salem Lake Drive
Long Grove, IL 60047

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-307-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Net Income of $8.0 Million, or

$0.14 per Common Share, for Fourth Quarter 2006 as Net Sales Exceed $500 Million

Increased Sales and Volumes, Plus Lower Input Costs, Produced

Significant Improvement Over 2005’s Fourth Quarter Loss

Fourth Quarter and 2006 Highlights

•                  Net sales increased 9 percent over fourth quarter 2005 to $506.2 million, as higher volumes more than offset lower average selling prices

•                  Fall season brought increased demand in both nitrogen and phosphate

•                  Operating earnings of $10.9 million included effects of $9.4 million in mark-to-market losses on derivatives and a charge of $20.3 million for adjustments to asset retirement obligations (AROs) and demolition costs primarily related to the closed Bartow, Florida complex, equivalent to a combined $0.33 per share on an after-tax basis.  Quarter on quarter, mark-to-market losses were comparable; ARO and demolition adjustments were $9.5 million higher than fourth quarter 2005

•                  For 2006, net sales rose 2 percent to exceed $1.9 billion

•                  Full-year net income of $33.3 million compared to net loss of $39.0 million in 2005; loss in 2005 due primarily to IPO-related items

•                  Financial position and liquidity improved further

•                  Favorable 2007 crop prospects and moderating natural gas prices should support capacity operations and improved margins for first quarter 2007

LONG GROVE, IL – February 8, 2007 – CF Industries Holdings, Inc. (NYSE: CF) today reported net income of $8.0 million, or $0.14 per common share, for the fourth quarter of 2006.  The earnings, driven primarily by increased sales volume and improved nitrogen margins, compare to a net loss of $12.8 million, or $0.23 per common share, in 2005’s fourth quarter.

Net sales in 2006 exceeded $1.9 billion, a 2 percent increase over the 2005 total.  Gross margin for 2006 was $147.2 million, down from $209.2 million in 2005.  For 2006, the company reported net income of $33.3 million, or $0.60 per common share.  In 2005, the company’s reported net loss was $39.0 million, or $0.71 per common share on a pro forma basis, due primarily to items related to the company’s Initial Public Offering (IPO), which took place in August of that year.

“2006 ended on a strong note for CF Industries.  The prospect of significantly higher demand for major crops such as corn and wheat in 2007, coupled with low international grain stockpiles, is expected to produce a sizeable increase in U.S. planted acreage during the coming spring season.  We believe this optimism, reflected in today’s high U.S. farm level prices for corn and wheat and even higher futures prices, helped to produce a strong nitrogen and phosphate fall fertilizer application season, especially in November,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.

“The fall application season, coupled with sizeable inventory-fill orders for urea ammonium nitrate (UAN) solution, led to our 9 percent increase in sales, compared to the fourth quarter of 2005,” Wilson added.

Quarter-on-Quarter Comparison

Fourth quarter 2006 market conditions were in stark contrast to those in 2005’s fourth quarter.  In 2005, in the aftermath of Gulf Coast hurricanes, U.S. nitrogen fertilizer producers faced historically high natural gas prices, pushing production costs and, subsequently, nitrogen fertilizer prices to levels that discouraged some growers from making normal nitrogen purchases.  In the year-ago quarter, CF Industries significantly reduced operating levels and increased purchases of nitrogen products.

The improved fourth quarter 2006 results included higher sales volumes, lower effective natural gas costs, and near-capacity operating rates.  Negative mark-to-market adjustments on natural gas derivatives of $9.4 million in fourth quarter 2006 were essentially the same as the 2005 fourth quarter charge of $9.3 million.  The 2006 fourth quarter $20.3 million charge associated with AROs and demolition costs primarily related to the company’s closed Bartow, Florida phosphate complex was $9.5 million higher than the ARO charge recorded in the fourth quarter of 2005.

Year-on-Year Comparison

 “In some respects, the two years were mirror images,” Wilson noted, explaining that, “in 2005, the year started strongly but fourth quarter performance was negatively impacted by higher production costs and the lower demand that followed the Gulf Coast hurricanes.”

In 2006, the year’s first quarter continued to be negatively impacted by what the CF Industries CEO referred to as a “hurricane hangover.”  However, by the second quarter, moderating natural gas costs led to improved nitrogen margins, helping return the company to profitability that continued through the year’s second half.

(For reconciliations of the full-year results, including the effects of IPO-related and other items, see the attached reconciliation of net earnings to adjusted net earnings.)

Nitrogen Fertilizer Business

Nitrogen fertilizer net sales for the fourth quarter totaled $384.7 million, up 7 percent from $358.2 million in the 2005 fourth quarter.  In the 2006 quarter, increased sales volumes for the company’s nitrogen products more than offset lower average selling prices.

Sales volume for the quarter totaled 1.747 million tons, up nearly 19 percent from the 1.472 million tons sold in 2005’s fourth quarter.

During the quarter, the gross margin on nitrogen fertilizer sales was $31.8 million, including the negative mark-to-market adjustment on natural gas derivatives of $9.4 million. This result was up substantially from a negative $6.4 million in the year-earlier period, which also included a negative mark-to-market adjustment of $9.3 million.  The improvement reflected significantly improved sales volumes, substantially reduced input costs (primarily lower natural gas prices), higher capacity utilization rates, and a substantial reduction in product purchases.

“Fourth quarter 2006 nitrogen performance represented a major turnaround from last year’s fourth quarter,” CF Industries’ Wilson commented.  “Demand for corn has increased significantly due to the growing ethanol industry.  We had a strong fall ammonia application season, as farmers prepared fields for upcoming spring planting to take advantage of anticipated high prices for both corn and wheat,” he added.

The company’s nitrogen complexes operated at near-capacity levels during the fourth quarter.

Nitrogen sales under the company’s forward pricing program (FPP) were 770,000 tons during the quarter, representing 44 percent of nitrogen fertilizer volume.  This compares to 1.1 million tons, or 77 percent of total nitrogen volume, in the fourth quarter of 2005.

For calendar year 2006, total nitrogen sales were $1.47 billion, essentially flat with total 2005 nitrogen sales.  Volume was 6.3 million tons, down modestly from 6.4 million tons in 2005.  Gross margin was $98.5 million, down substantially from $172.9 million in 2005, due primarily to difficult market conditions in the 2006 first quarter.

Phosphate Fertilizer Business

Fourth quarter phosphate fertilizer sales totaled $121.5 million, up 16 percent from $104.8 million in 2005’s fourth quarter.  Sales volume was 537,000 tons, up 20 percent from the 446,000 tons sold in fourth quarter 2005.  Good demand for fall application in the Midwest Corn Belt and increased export demand were the primary factors behind the increased volumes, more than offsetting modest quarter-on-quarter declines in average selling prices for both diammonium phosphate (DAP) and monoammonium phosphate (MAP).

Fourth quarter phosphate gross margin was $11.1 million, compared to $8.7 million in the year-earlier quarter.  The increase resulted primarily from higher volume but also reflected lower input costs, which together more than offset lower average selling prices in the 2006 fourth quarter.  These results included a charge to increase AROs by $3.4 million and $2.1 million in fourth quarters 2006 and 2005, respectively.

The company’s Plant City, Florida phosphate complex operated at near-capacity during the fourth quarter.

Phosphate FPP sales totaled 64,000 tons, or 12 percent of total phosphate segment sales.  In 2005’s fourth quarter, phosphate FPP sales totaled approximately 175,000 tons, or 40 percent of total phosphate sales.

For calendar year 2006, total phosphate sales were $482.3 million, up 10 percent from $438.7 million in 2005; volume was almost 2.1 million tons, up from 2.0 million tons in 2005; and gross margin totaled $48.7 million, up substantially from the $36.3 million reported in 2005.

Liquidity and Financial Position

At December 31, 2006, the company’s gross cash and short-term investments were $325.6 million, and its $250 million senior secured revolving credit facility was undrawn. Under the facility’s borrowing base formula, there was approximately $176.4 million in credit available to the company at December 31, 2006.

At December 31, 2006, the company’s current liability for customer advances was $102.7 million.  The company had negative net debt (i.e., net cash) of $218.7 million, compared to negative net debt of $80.9 million at December 31, 2005.  (Net debt is defined as debt, less cash and cash equivalents and short-term investments, plus customer advances.)

Other Developments

During the fourth quarter of 2006, CF Industries marked a number of important milestones, including:

•                  Important Safety Milestones: CF Industries completed 2006 without a single classified lost-time accident.  In addition, ten of its company-operated distribution facilities have continuous records of more than 30 years without a lost-time accident.

•                  Production Records: phosphate operations achieved annual rock and sulfuric acid production records for CF Industries, as well as the second highest phosphoric acid production level.

•                  Natural Gas Exploration Legislation: the December 20, 2006 signing of federal legislation including S. 3711, the Gulf of Mexico Energy Security Act of 2006, opened substantial new areas to natural gas and oil exploration.  Wilson has termed this legislation “an important step toward remedying high and volatile natural gas prices that have plagued American agriculture, consumers, and industry in recent years,” but he has cautioned that “there is still more Congress can and should do to assure an economical, stable supply of this vital fuel and feedstock.”

Outlook

“The year 2007 is shaping up as a very good one for major segments of American agriculture.  With our extensive presence in the U.S. Corn Belt, we’re poised to take advantage of the market opportunity.  We entered the year with strong first quarter order levels,” Wilson noted.

”As we neared the end of 2006, we saw the market’s recognition of strong spring planting intentions.  This robust demand prompted a surge in order flow during a period of declining gas costs and rising fertilizer prices, permitting us to lock in attractive margins on those forward orders,” he added.

The outlook for corn acreage this spring remains bullish.  According to the latest Doane Agricultural Services forecast, corn acreage is projected to increase to 87.1 million this spring to meet the surge in corn demand for ethanol production.  This represents a sizeable increase from 78.3 million acres last spring.

“However, I believe that the strength we’re seeing in North American fertilizer demand is more than just an ‘ethanol play,’” the CF Industries executive explained.  Fueling additional growth in corn acreage are historically low grain inventories worldwide, creating potential opportunities for increased corn exports.

“The demand picture for wheat is strong, too, with low stocks and recent drought conditions in many wheat-growing regions pushing up both projected U.S. planted acreage and crop prices,” Wilson added.

“On the manufacturing cost side of the equation, late 2006 saw a welcome moderation in North American natural gas prices.  At the same time, rising natural gas prices in a number of fertilizer exporting nations, including the Ukraine, Belarus, and Romania, coupled with relatively high ocean freight rates, have made fertilizer imports from these countries less competitive in the U.S. market,” he noted.

The CF Industries executive cautioned that any forecasts for the spring planting season must be tempered by the potential for poor spring weather that could delay or reduce plantings, greater import penetration, higher natural gas costs, and other factors.

FPP Update

As of February 6, 2007, FPP bookings for all of 2007 stood at more than 1.9 million tons, up from nearly 1.4 million tons at the comparable point last year.

Dividend Payment

On February 7, 2007, CF Industries Holdings, Inc. reported that its Board of Directors had approved payment of the regular quarterly dividend of $0.02 per share, payable February 28, 2007, to stockholders of record on February 20, 2007.

Conference Call

CF Industries will hold a conference call to discuss fourth quarter and full year results at 10:00 a.m. EST on Friday, February 9, 2007.  Investors can access the call through the Investor Relations section of the company’s Web site at www.cfindustries.com, as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Note Regarding Use of Pro Forma Information

The company's August 2005 IPO and related reorganization transaction did not change the nature of CF Industries' business or operations.  As a result, the company believes that current and historical financial statements are comparable.  Accordingly, financial statements are presented on a historical basis, with weighted-average shares outstanding and earnings (loss) per share information presented on a pro forma basis with respect to pre-IPO financial information.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company's performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this release may constitute "forward-looking statements" within the meaning of federal securities laws.  All statements in this release, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; our history of losses; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with CF Industries' pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; unanticipated consequences related to future expansion of our business; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management; inability to meet financial reporting and other reporting requirements as a public company; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF Industries Holdings, Inc.

Selected Financial Information

Results of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in millions, except per share amounts)
Net sales	$506.2	$463.0	$1,949.5	$1,908.4
Cost of sales	463.3	460.7	1,802.3	1,699.2
Gross margin	42.9	2.3	147.2	209.2
Selling, general and administrative	14.0	14.0	54.5	57.0
Other operating - net	18.0	10.3	21.4	14.1
Operating earnings (loss)	10.9	(22.0)	71.3	138.1
Interest expense (income) - net	(2.8)	(2.5)	(9.6)	(0.6)
Loss on extinguishment of debt	—	—	—	28.3
Minority interest	1.7	(0.9)	28.8	17.8
Other non-operating - net	(0.5)	0.1	(0.9)	0.1
Earnings (loss) before income taxes and cumulative effect of a change in accounting principle	12.5	(18.7)	53.0	92.5
Income tax provision (benefit)	4.5	(8.7)	19.7	128.7
Earnings (loss) before cumulative effect of a change in accounting principle	8.0	(10.0)	33.3	(36.2)
Cumulative effect of a change in accounting principle - net of taxes	—	(2.8)	—	(2.8)
Net earnings (loss)	$8.0	$(12.8)	$33.3	$(39.0)

Basic weighted average common shares outstanding	55.0	55.0	55.0
Diluted weighted average common shares outstanding	55.3	55.0	55.1
Basic and diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of a change in accounting principle	$0.14	$(0.18)	$0.60
Cumulative effect of a change in accounting principle - net of taxes	—	(0.05)	—
Net earnings (loss)	$0.14	$(0.23)	$0.60

Post - Initial Public Offering (IPO) - Net Loss and Net Loss Per Share

August 17, 2005 through December 31, 2005
(in millions, except per share amounts)
Loss before cumulative effect of change in accounting principle	$(109.5)
Cumulative effect of a change in accounting principle -net of taxes	(2.8)
Post-IPO net loss	$(112.3)

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(1.99)
Cumulative effect of a change in accounting principle -net of taxes	(0.05)
Post-IPO net loss	$(2.04)

CF Industries Holdings, Inc.

Selected Financial Information

Summarized Balance Sheets

	December 31,	December 31,
	2006	2005
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$25.4	$37.4
Short-term investments	300.2	179.3
Accounts receivable	113.9	52.8
Income taxes receivable	—	1.1
Inventories	176.1	227.7
Other	17.5	54.4
Total current assets	633.1	552.7
Property, plant and equipment - net	597.0	630.1
Deferred income taxes	1.7	—
Goodwill	0.9	0.9
Asset retirement obligation escrow account	11.5	—
Other assets	46.2	44.4

Total assets	$1,290.4	$1,228.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$172.3	$171.6
Income taxes payable	1.9	—
Customer advances	102.7	131.6
Deferred income taxes	9.8	5.8
Distributions payable to minority interest	27.8	18.7
Other	38.9	13.4
Total current liabilities	353.4	341.1
Notes payable	4.2	4.2
Deferred income taxes	—	8.4
Other noncurrent liabilities	152.2	104.9
Minority interest	13.6	13.6
Stockholders’ equity	767.0	755.9

Total liabilities and stockholders’ equity	$1,290.4	$1,228.1

CF Industries Holdings, Inc.

Selected Financial Information

Statements of Cash Flows

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in millions)
Operating Activities:
Net earnings (loss)	$8.0	$(12.8)	$33.3	$(39.0)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities
Loss on extinguishment of debt	—	—	—	28.3
Minority interest	1.7	(0.9)	28.8	17.8
Depreciation, depletion and amortization	24.3	21.1	94.6	97.5
Deferred income taxes	4.1	(11.7)	9.4	121.5
Stock compensation expense	2.0	1.8	8.1	3.7
Unrealized loss on derivatives	9.4	9.3	30.7	9.3
Cumulative effect of a change in accounting principle - net of taxes	—	2.8	—	2.8
Changes in:
Accounts receivable	(30.5)	5.0	(61.3)	(9.2)
Margin deposits	0.3	(8.4)	17.1	10.2
Inventories	38.8	(34.9)	51.6	(10.3)
Accounts payable and accrued expenses	26.9	1.6	5.4	(1.1)
Product exchanges - net	(7.1)	(7.1)	6.6	(14.8)
Customer advances - net	(46.1)	(51.7)	(28.9)	(79.9)
Other - net	8.5	0.7	8.2	0.4
Net cash provided by (used in) operating activities	40.3	(85.2)	203.6	137.2

Investing Activities:
Additions to property, plant and equipment - net	(18.2)	(15.6)	(59.3)	(69.4)
Purchases of short-term investments	(256.2)	(78.1)	(885.7)	(684.8)
Sales and maturities of short-term investments	240.0	176.0	764.8	874.9
Deposit to asset retirement obligation escrow account	—	—	(11.1)	—
Proceeds from sale of unconsolidated subsidiary	—	—	—	18.6
Net cash provided by (used in) investing activities	(34.4)	82.3	(191.3)	139.3

Financing Activities:
Payments of long-term debt	—	—	—	(254.8)
Debt prepayment penalty	—	—	—	(26.4)
Exchange of stock	—	—	—	(715.4)
Proceeds from issuance of common stock	—	—	—	715.4
Dividends paid on common stock	(1.1)	(1.1)	(4.4)	(1.1)
Distributions to minority interest	—	—	(19.0)	(5.7)
Issuances of common stock under employee stock plans	0.1	—	0.1	—
Other - net	—	(0.1)	—	(2.7)
Net cash used in financing activities	(1.0)	(1.2)	(23.3)	(290.7)

Effect of exchange rate changes on cash and cash equivalents	(0.9)	1.1	(1.0)	1.6

Increase (decrease) in cash and cash equivalents	4.0	(3.0)	(12.0)	(12.6)

Cash and cash equivalents at beginning of period	21.4	40.4	37.4	50.0

Cash and cash equivalents at end of period	$25.4	$37.4	$25.4	$37.4

CF Industries Holdings, Inc.

Selected Financial Information

Segment Data

Nitrogen Fertilizer Business

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in millions)
Net sales	$384.7	$358.2	$1,467.2	$1,469.7
Cost of sales	352.9	364.6	1,368.7	1,296.8
Gross margin	$31.8	$(6.4)	$98.5	$172.9

Gross margin percentage	8.3%	-1.8%	6.7%	11.8%

Tons of product sold (in thousands)	1,747	1,472	6,310	6,429

Sales volumes by product (tons in thousands)
Ammonia	437	350	1,226	1,382
Urea	650	541	2,619	2,518
UAN	657	578	2,420	2,483
Other nitrogen fertilizers	3	3	45	46

Average selling prices (dollars per ton)
Ammonia	$313	$335	$361	$316
Urea	231	266	244	249
UAN	148	167	158	162

Cost of natural gas (per MMBtu) (1)
Donaldsonville	$6.78	$8.23	$7.20	$7.12
Medicine Hat	6.48	8.72	6.56	6.83

Average daily market price of natural gas (per MMBtu)
Henry Hub (Louisiana)	$6.59	$12.34	$6.74	$8.86
AECO (Alberta)	6.05	9.76	5.76	7.26

Depreciation and amortization	$15.6	$12.2	$59.2	$63.0
Capital expenditures	$4.3	$8.1	$25.9	$44.4

Production volume by product (tons in thousands)
Ammonia (2)(3)	879	424	3,158	2,778
Granular urea (2)	649	318	2,334	2,065
UAN (28%)	664	420	2,336	2,256

(1)                Includes gas purchases and realized gains and losses on derivatives.

(2)                Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint  venture partner in Canadian Fertilizers Limited.

(3)                Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries Holdings, Inc.

Selected Financial Information

Segment Data

Phosphate Fertilizer Business

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in millions)
Net sales	$121.5	$104.8	$482.3	$438.7
Cost of sales	110.4	96.1	433.6	402.4
Gross margin	$11.1	$8.7	$48.7	$36.3

Gross margin percentage	9.1%	8.3%	10.1%	8.3%

Tons of product sold (in thousands)	537	446	2,090	2,009

Sales volumes by product (tons in thousands)
DAP	434	340	1,676	1,583
MAP	103	106	414	426

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	404	360	1,447	1,392
Export	133	86	643	617

Average selling prices (dollars per ton)
DAP	$225	$235	$230	$217
MAP	232	235	234	223

Depreciation, depletion, and amortization	$8.0	$8.4	$33.1	$32.0
Capital expenditures	$12.6	$7.5	$32.2	$25.6

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	955	1,077	3,805	3,647

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	634	610	2,598	2,507
Phosphoric acid as P2O5 (1)	240	246	1,009	978
DAP/MAP	481	486	2,023	1,945

(1)                P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to adjusted net earnings:

	Twelve Months Ended December 31,
	2006	2005
	(in millions)
Earnings before income taxes	$53.0	$92.5

Add adjustments:
Loss on extinguishment of debt	—	28.3
One-time IPO and related expenses	—	6.5
Termination of Long-Term Incentive Plan	—	1.9
Total pretax adjustments	—	36.7

Adjusted pretax earnings	53.0	129.2

Adjusted income taxes	(19.7)	(51.7)

Adjusted net earnings	$33.3	$77.5

Adjusted net earnings	$33.3	$77.5

Add (subtract):
Cumulative effect of a change in accounting principle - net of taxes	—	(2.8)
Total pretax adjustments	—	(36.7)
Tax effect of adjustments	—	16.8
NOL valuation allowance	—	(99.9)
Canadian income tax refund	—	6.1

Reported net earnings (loss)	$33.3	$(39.0)

In accordance with U.S. generally accepted accounting principles (GAAP), reported net earnings includes the after-tax impacts of unusual items and non-recurring items.  We believe that by adjusting reported net earnings to exclude the effects of these items, the resulting earnings are on a basis more comparable with other periods presented.  Adjusted net earnings is not a recognized term under GAAP, and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in millions)
Net earnings (loss)	$8.0	$(12.8)	$33.3	$(39.0)
Interest expense (income) - net	(2.8)	(2.5)	(9.6)	(0.6)
Income tax provision (benefit)	4.5	(10.5)	19.7	126.9
Depreciation, depletion and amortization	24.3	21.1	94.6	97.5
Less: Loan fee amortization (a)	(0.1)	(0.1)	(0.6)	(0.8)

EBITDA	$33.9	$(4.8)	$137.4	$184.0

Add adjustments:
Loss on extinguishment of debt			—	28.3
IPO and related expenses			—	6.5
Termination of Long-Term Incentive Plan			—	1.9

Total adjustments			—	36.7

Adjusted EBITDA			$137.4	$220.7

(a)                 To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

EBITDA includes the after-tax impacts of unusual and non-recurring items.   We believe that by adjusting EBITDA to exclude the effects of these items, the resulting EBITDA are on a basis more comparable with other periods presented.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in millions)
Net cash provided by (used in) operating activities	$40.3	$(85.2)	$203.6	$137.2
Less:
Customer advances - net	(46.1)	(51.7)	(28.9)	(79.9)
Other changes in working capital	28.4	(43.8)	19.4	(25.2)
Capital expenditures	18.2	15.6	59.3	69.4
Distributions to minority interest	—	—	19.0	5.7
Dividends paid on common stock	1.1	1.1	4.4	1.1

Adjusted free cash flow	$38.7	$(6.4)	$130.4	$166.1

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances — net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable and accrued expenses, and product exchanges — net), capital expenditures, distributions to minority interest, and dividends paid on common stock.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the assessment of liquidity and financial strength.  We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.

Reconciliation of debt to net debt (cash):

	December 31,	December 31,
	2006	2005
	(in millions)
Total debt	$4.2	$4.2
Less: cash, cash equivalents and short-term investments	325.6	216.7
Plus: customer advances	102.7	131.6

Net debt (cash)	$(218.7)	$(80.9)

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (cash) in the evaluation of our capital structure.